EXHIBIT 99.1

        American River Bankshares Increases its Stock Repurchase Program

Sacramento, CA, January 17, 2008 - American River Bankshares (NASDAQ-GS: AMRB) today announced that on January 16th the Board of Directors intends to increase its stock repurchase plan up to 6.5% of its outstanding shares annually.

The Company established a stock repurchase program on September 20, 2001 with the intent to repurchase up to 5% of the outstanding shares of its common stock annually. Effective in 2008, the Company will raise its stock repurchase target to 6.5%. The stock repurchase program is part of the Company's commitment to provide value to the shareholders of American River Bankshares, which also includes strong earnings, cash and stock dividends.

"The Board and Executive Management of American River Bankshares continues to view share buybacks as a key component to producing value for our shareholders," said David T. Taber, President and CEO of American River Bankshares. "By growing our stock repurchase program, we are increasing our leverage, which should have a positive impact on earnings per share and return on equity."

During 2007, American River Bankshares repurchased 406,350 shares of its common stock (adjusted for the 5% stock dividend) totaling $9,187,000, declared four quarterly cash dividends, with the latest being $0.15 per share distributed on January 17, 2008 and one 5% stock dividend distributed in December 2007.


About American River Bankshares
-------------------------------

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank ("ARB"), a community business bank serving the Greater Sacramento Area in California that operates a family of financial services providers, including North Coast Bank [a division of "ARB"] in Sonoma County and Bank of Amador [a division of "ARB"] in Amador County. For more information, please call
(916) 851-0123 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; www.bankofamador.com.


Forward-Looking Statements
--------------------------

Certain statements contained herein are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended,
Section 27A of the Securities Act of 1933, as amended, and subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company's businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2006, and in reports filed on Forms 10-Q and 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as may be required by law.

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